Exhibit 3.142

THE COMPANIES LAW (REVISED) COMPANY LIMITED BY SHARES MEMORANDUM OF ASSOCIATION OF Ensco Transnational III Ltd. 1. The name of the Company is Ensco Transnational III Ltd. 2. The Registered Office of the Company shall be at the offices of Citco Trustees (Cayman) Limited situated at 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands. 3. Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted. 4. Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law (Revised). 5. Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed. 6. If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands. 7. The liability of each member is limited to the amount from time to time unpaid on such member's shares. 8. The share capital of the Company is US$50,000.00 divided into 50,000 shares of a nominal or par value of US$1.00 each. We, the undersigned, are desirous of being formed into a Company pursuant to this Memorandum of Association and the Companies Law (Revised), and we hereby agree to take the numbers of shares set opposite our respective names below. EXEMPTED Company Registered and filed as No. 323711 On 08-Jun-2017 Assistant Registrar Auth Code: K11479226548 www.verify.gov.ky

EXEMPTED Company Registered and filed as No. 323711 On 08-Jun-2017 Assistant Registrar Auth Code: K11479226548 www.verify.gov.ky